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Exhibit 99.1
América Móvil to Acquire a Controlling Interest in ClaroVTR
Mexico City, Mexico and Denver, USA – June 24, 2024: América Móvil S.A.B. de C.V. (“América Móvil” or “AMX”) (BMV: AMX, NYSE: AMX and AMOV) and Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) announce that, subject to obtaining the required approval from the National Economic Prosecutor’s Office of the Republic of Chile (Fiscalía Nacional Económica), América Móvil will be consolidating ClaroVTR into its ongoing operations. As previously disclosed, AMX has been providing funding to ClaroVTR through convertible notes to support the execution of its business plan and for the refinancing of certain bank debt existing at the formation of the JV and Liberty Latin America had the right to catch-up its respective portion of such funding commitments by the middle of this year for ClaroVTR to continue as a 50:50 joint venture.
On June 23, 2024, Liberty Latin America informed AMX it would not be exercising such right. As a result, AMX will convert its outstanding notes held in ClaroVTR into equity resulting (subject to adjustments at closing) in a controlling interest of approximately 91%. LLA will continue to own approximately 9% of the equity of ClaroVTR (subject to final adjustments at closing). The shareholders agreement to be effective upon the conversion of the notes at closing will reflect a governance according to such equity interests. Closing of the conversion is expected during 3Q2024.
Commenting on this development, Daniel Hajj, CEO of América Móvil, said: “We are excited about the prospects of ClaroVTR. Our strong partnership with Liberty Latin America helped establish a converged connectivity provider that serves customers with world-class products and services. We look forward to the prospects of this business.”
Balan Nair, CEO of Liberty Latin America, remarked: “We are confident that this is the right next step for ClaroVTR and in the best interests of Liberty Latin America’s shareholders. América Móvil is a great partner and ClaroVTR has a strong management team in place to lead the business. We have been proud investors in Chile for decades, and while today’s market dynamics are challenging, the long-term outlook is bright.”
About América Móvil
Visit: www.americamovil.com
About Liberty Latin America
Visit: www.lla.com
For more information, contact:

Liberty Latin America Investor Relations Kunal Patel ir@lla.com Liberty Latin America Media Relations Kim Larson llacommunications@lla.com	América Móvil Investor Relations Daniela Lecuona daniela.lecuona@americamovil.com América Móvil Media Relations Renato Flores renato.flores@americamovil.com
Forward-Looking Statements
This press release contains certain forward-looking statements that reflect the current views and/or expectations of AMX and its management with respect to its performance, business and future events. We use words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and other similar expressions to identify forward-looking statements, but they are not the only way we identify such statements. Such statements are subject to a number of risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in this press release. AMX is under no obligation and expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.